Exhibit 99.2

 Bion’s Commercial Nitrogen Fertilizer Now OMRI Listed for Organic Use

August 27, 2024. Billings. Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock/organic waste treatment technology and sustainable livestock production, announced its commercial 10-0-0 nitrogen fertilizer is now OMRI Listed for use in organic production.

The ‘pure’ nitrogen fertilizer produced by Bion’s patented Ammonia Recovery System (ARS) represents state-of-the-art nutrient control and recovery for livestock manure and other organic waste streams. The ARS captures nitrogen that was going to be lost to the environment and redirects it into a stable concentrated liquid nitrogen fertilizer that can be used in the production of certified organic fruits, vegetables, and grains.

The breakthrough approach will reduce the carbon footprint associated with current organic systems and will significantly reduce nitrogen runoff and off-gassing to protect surface waters, aquifers, and the atmosphere. It can quickly bring soil microbes in organic systems back to a healthy and productive balance and reduce the yield gap of organic crops as compared to conventional.

Manure is an organic fertilizer, traditionally applied to cropland before planting takes place. The volatile ammonia-nitrogen in livestock manure – about 75% of the fertilizer’s nitrogen/nutrient value – is usually lost to the environment. Bion’s patented ARS targets this volatile and highly mobile ammonia nitrogen, stabilizes it with carbon dioxide that is also in the waste stream, and converts it into ammonium bicarbonate, a 100% soluble nitrogen fertilizer that can be readily absorbed by plants.

The nitrogen fertilizer can now be transported and applied to organic crops, according to the 4Rs - right rate, right source, right placement, and right timing. It is pathogen free; so, unlike manure it can be applied at any time in the plant growth cycle through standard drip systems, field irrigation, soil injection, side dressing, and foliar spraying. Further, since the nitrogen is now separated from the phosphorus, potassium, and other minerals in the manure, crop nitrogen needs can now be addressed independently, promoting efficient use and good soil health.

Bion will initially focus on several markets for its OMRI Listed fertilizers, including production of high-value specialty crop fruits & vegetables, organic corn side dressing, and hydroponic and greenhouse applications. Bion also expects demand in regions where nitrogen inputs are required to maximize the benefits of cover crops that store carbon and improve soil and microbial health. Further, Bion is also evaluating opportunities in regenerative practices that include fertilized pastures to graze cattle.

Turk Stovall, CEO of Stovall Ranching Companies, stated, “This is a giant step in circular agriculture. Bion’s advanced manure management will help us close the gap in the nitrogen cycle, while promoting precision nutrient management, enabling water recycling in our finishing operations, and generating renewable energy production sufficient to power our entire operation. Maximizing the value of these resources will allow us to both raise cattle and farm more efficiently. We look forward to working with organic farmers to maximize the opportunities for organic production in Montana and elsewhere.”

OMRI (Organic Materials Review Institute) provides voluntary third-party reviews of the materials, such as fertilizer, used as inputs in certified organic production. An OMRI Listing assures both the organic producer and their organic certifier that the inputs contain no prohibited ingredients and were produced using allowable manufacturing processes. This is Bion’s second OMRI Listing, the first for a concentrated commercial product.

Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal manure waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/ livestock waste, generate Renewable Natural Gas, improve resource and production efficiencies, and produce the ‘cleanest’, most eco-friendly finished beef in the marketplace. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘can’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Interim CEO

(406) 281-8178 direct